LETTER OF INTENT TO MERGE COMPANIES

This letter of intent is signed on this 25th day of March, 1999 by and between Medisys Technologies, Inc., (the "Company")a publicly traded company incorporated under the laws of the State of Utah and doing business in the State of Louisiana, New Jersey and Florida, and the shareholders of Health Care Direct Services, Inc. (HCDS), Direct Distribution U.S.A., Inc.
(DDU), and Gulf Coast Media Group, Inc. (GCMG) (the "Affiliated Companies") which are all private and closely held corporations duly incorporated under the laws of the State of Florida, where they conduct their principal business operations.

The purpose of this letter is to express the intention of the above parties to conclude an agreement of merger and/or acquisition whereby the "Affiliated Companies" will become a division of and be wholly owned and operated under the name and public umbrella of Medisys Technologies, Inc. subject to the following mutually agreed upon terms and conditions which are subject to future modification based on the continuing due diligence of the respective parties:
  * The shareholders of the "Affiliated Companies" intend to execute a contract whereby they will assign all or part of their rights, title, interest and obligations in the "Affiliated Companies" to Medisys in exchange for shares of Preferred Convertible Stock.
  * Each Company will be wholly owned by Medisys but will retain its own independent management team, with oversight from the Medisys Board of Directors and management.
  * The final terms of this transaction including, but not limited to, valuation and purchase price, the number of preferred shares to be issued and any dividend to be paid are all subject to negotiation and are dependant on due diligence, audit, and appropriate approvals and regulatory compliance.
  * Medisys and the "Affiliated Companies" shall each bear their own respective costs of the merger/acquisition.
  * It is the intent of the parties to conclude this agreement within 60 days of the signing of this letter of intent.

MEDISYS TECHNOLOGIES, INC.                SHAREHOLDERS OF HCDS,
                                          DDU, AND GCMG


____________________________              ___________________________
By: Kerry M. Frey                         Carl Anderson
President / COO

                                          ___________________________
                                          Brett Phillips


                                          ___________________________
                                          Marilyn Morris